Exhibit 5.1

CONSENT OF LANG MICHENER LLP

To the Directors of
Glamis Gold Ltd.

     We hereby consent to the reference in the Glamis Gold Ltd. Registration Statement on Form F-10 dated on or about January 7, 2005, to our opinions contained under “Certain Canadian Federal Income Tax Considerations” therein.

/s/ Lang Michener llp

Vancouver, British Columbia
January 7, 2005